UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 21, 2014

EveryWare Global, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	001-35437	45-3414553
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

519 North Pierce Avenue, Lancaster, Ohio 43130

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (740) 681-2500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On August 21, 2014, Oneida UK Limited (the “Seller”), an indirect, wholly owned subsidiary of EveryWare Global, Inc. (the “Company”), sold the share capital of Oneida International Limited (“Oneida”) pursuant to an Agreement (the “Share Purchase Agreement”) with HUK 54 Limited (the “Buyer”), a subsidiary of Hilco Capital Limited, for consideration of an aggregate of £3.7 million consisting of indebtedness repaid by Buyer at closing, including amounts due to the Company and the repayment of Oneida’s revolving credit facility (the “U.K. Revolver”) with Burdale Financial Limited (the “Sale”). Oneida comprised the Company’s business in the United Kingdom. The Sale did not include the right to license the ONEIDA®, Anchor Hocking® or Sant’ Andrea® brands, which are retained by the Company, subject to a four month exclusive European and Middle East license and subsequent sell off right.

The Share Purchase Agreement contains customary representations, warranties, and covenants. The Share Purchase Agreement also contains customary indemnification provisions whereby the Sellers will indemnify the Buyer for certain losses arising out of any inaccuracy in, or breaches of, the warranties and covenants of the Sellers under the Share Purchase Agreement.

Item 1.02	Termination of a Material Definitive Agreement

On the Closing Date, the Buyer repaid in full all outstanding amounts due and owing under the U.K. Revolver, including an early termination penalty. All of the Company’s commitments and obligations under the U.K. Revolver were terminated, including its guarantee of indebtedness thereunder. The description of the termination of the U.K. Revolver contained under Item 1.01 above is incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

EVERYWARE GLOBAL, INC.

Date: August 21, 2014	By:	/s/ Bernard Peters
	Name:	Bernard Peters
	Title:	Executive Vice President and Chief Financial Officer